Exhibit 99.1

La Rosa Reports 91% Year-Over-Year Increase in Revenue to $11.4 Million for the Fourth Quarter of 2023

Acquisition of Six Brokerages Increases the Company’s Gross Profit 207% in Q4 2023 vs Q4 2022

Revenue Increased 21% to $31.8 Million for Fiscal Year 2023 from 2022

Celebration, FL / April 17, 2024 / – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a holding company for five agent-centric, technology-integrated, cloud-based, multi-service real estate segments, today provided a business update and reported financial results for the fiscal year ended December 31, 2023.

Key Financial Highlights

●	Total revenue increased 91% year-over-year to $11.4 million for the fourth quarter ended December 31, 2023 from $6.0 million for the fourth quarter ended December 31, 2022

●	Gross profit increased 207% year-over-year for the fourth quarter ended December 31, 2023, compared to the fourth quarter ended December 31, 2022

●	Gross margin increased 321 basis points to 8.5% in the fourth quarter of 2023, compared to 5.3% for the same period last year

●	Total revenue increased 21% to $31.8 million for the year-ended December 31, 2023, compared to $26.2 million for the same period last year

●	Residential real estate services revenue increased $4.0 million to $20.5 million, or 25%, for the year ended December 31, 2023 versus the comparable prior year period

●	Increased transaction fees, monthly agent fees, and annual fees effective September 1, 2023, which, if volume remains consistent, expected to contribute to increased real estate brokerage services revenue in 2024 on top of growth in the broker network

Q4 2023 Operational Achievements

●	Acquired six real estate brokerage franchisees in the fourth quarter of fiscal year 2023 with combined revenues in excess of $35 million in fiscal year 2022

●	Formed strategic partnership with Final Offer, a negotiation platform delivering transparency in real estate transactions

●	Launched multi-level revenue share plan for agents

●	Opened first office location in Houston, Texas

●	Entered into strategic referral partnership with Janover, an AI-enabled B2B fintech marketplace connecting commercial property borrowers and lenders

●	Launched a proprietary artificial intelligence (“AI”) technology system ‘JAEME’ to support real estate agents

●	Completed IPO in October 2023, raising gross proceeds of $5.0 million and commenced trading on the Nasdaq Capital Market

Joe La Rosa, CEO of the Company, commented, “We believe that the past year proved transformative for our Company, highlighted by a successful IPO on the Nasdaq Capital Market, raising $5 million in gross proceeds. This infusion of capital enabled us to accelerate our roll-up strategy, acquiring profitable franchisees and solidifying our market position while creating value for shareholders and clients. Notably, in the fourth quarter alone, we acquired six real estate brokerage franchisees, boasting a combined revenue exceeding $35 million in 2022. As a result, I am pleased to report a 91% year-over-year increase in revenue to $11.4 million for the fourth quarter of 2023 compared to $6.0 million for the fourth quarter of 2022. We expect these acquisitions to contribute meaningfully to our revenue in 2024, and as we integrate these acquisitions, we expect to benefit from improved operating efficiencies and economies of scale.

“We believe that our approach is both agent and consumer centric. We intend to solidify our position in the highly anticipated paradigm shift in the real estate market. We equip agents with essential resources for success in a technology-driven world while providing consumers with the transparency and value they need. We understand the financial challenges agents face, especially in today’s market. That’s why we provide new avenues for financial flexibility, offering agents the choice between a 100% commission model or the opportunity to build multiple revenue streams through our revenue share plan.

“The recent National Association of Realtors’ landmark settlement of $418 million is set to profoundly shake up the residential real estate industry. The market is anticipating a significant change in how real estate commissions are set, with estimates modeling for a roughly 30% decrease in commissions paid, a significant reduction to the estimated $100 billion paid each year. We believe, however, that our unique brokerage model positions us well to attract more agents. We recognized the disparity long ago, leading us to create a commission model that was fair to everyone, rewarding the buyer, seller, and agent through a simple-to-understand deal structure. In our view, today, this model positions La Rosa as a leader in the evolving sector, offering unparalleled transparency in real estate transactions.

“To further enhance our transparency in the market, last month, we officially launched Final Offer, a consumer-facing offer management and negotiation platform for real estate transactions, on our platform in Florida and Georgia. Through Final Offer, our agents will offer clients a streamlined offer and negotiation experience, bringing much-needed transparency to the home buying/selling process. We are excited to expand this platform across all states where we currently operate, including South Carolina, California, New York, Texas, and Puerto Rico, and in states where we may operate in the future.”

“We anticipate that 2024 will be a year of expansion for us. We believe we are well poised to achieve significant growth and anticipate reaching our annualized revenue run rate target of $100 million by the end of 2024, driven by our accretive roll-up strategy. Moreover, we anticipate reaching profitability in 2025,” concluded Mr. La Rosa.

Financial Results

Total revenue for the year ended December 31, 2023, was $31.8 million compared to $26.2 million for the fiscal year ended December 31, 2022. Residential real estate services revenue increased $4.0 million to $20.5 million, or 25%, in the year ended December 31, 2023 versus the comparable prior year period. The increase was driven by $4.6 million of revenue from the six acquisitions completed in the fourth quarter of fiscal year 2023, offset by a 13% decrease in total transaction volume. We increased our transaction fee, monthly agent fee, and annual fee effective September 1, 2023, which, if volume remains consistent, we anticipate our real estate brokerage services revenue will increase in 2024. Selling, general and administrative costs, excluding stock-based compensation, for the fiscal year ended December 31, 2023 were $4.8 million, compared to $4.3 million for the year ended December 31, 2022. This increase was primarily due to increased payroll and benefits, insurance and training, and public company costs in connection with the Company’s IPO in October 2023, compared to the same period in 2022. Net loss was $7.8 million, or $1.27 basic and diluted loss per share, for the year ended December 31, 2023, compared to net loss of $2.3 million, or $0.39 basic and diluted loss per share, for the year ended December 31, 2022.

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) is a holding company for five agent-centric, technology-integrated, cloud-based, multi-service real estate segments. In addition to providing person-to-person residential and commercial real estate brokerage services to the public, the Company cross-sells ancillary technology-based products and services primarily to its sales agents and the sales agents associated with their franchisees. La Rosa’s business is organized based on the services they provide internally to their agents and to the public, which are residential and commercial real estate brokerage, franchising, real estate brokerage education and coaching, and property management.

For more information, please visit: https://www.larosaholdings.com.

Stay connected with La Rosa, sign up for news alerts here: larosaholdings.com/email-alerts.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, customer acceptance of new services, the demand for the Company’s services, the Company’s customers’ economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors’ landmark settlement on our business operations, and other risk factors detailed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the headings “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other reports and documents we file from time to time with the SEC. Forward-looking statements contained in this press release are made only as of the date of this press release. La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com

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La Rosa Holdings Corp. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2023	December 31, 2022

Assets
Current assets:
Cash	$959,604	$118,558
Restricted cash	1,484,223	1,411,364
Accounts receivable, net of reserve for credit losses of $83,456 and $29,039, respectively	826,424	424,549
Other current assets	—	45,000
Due from related party	—	41,558
Total current assets	3,270,251	2,041,029

Noncurrent assets:
Property and equipment, net	14,893	—
Right-of-use asset, net	687,570	—
Deferred offering costs	—	1,760,447
Intangible assets, net	4,632,449	—
Goodwill	5,702,612	—
Other long-term assets	21,270	79,314
Total noncurrent assets	11,058,794	1,839,761
Total assets	$14,329,045	$3,880,790
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Line of credit	$—	$86,163
Accounts payable	1,147,073	1,523,936
Accrued expenses	227,574	522,279
Due to related party, current	—	652,233
Derivative liability	—	1,022,879
Convertible notes payable, net	—	585,779
Advances on future receipts	77,042	—
Accrued acquisition cash consideration	300,000	—
Notes payable, current	4,400	250,788
Lease liability, current	340,566	—
Total current liabilities	2,096,655	4,644,057

Noncurrent liabilities:
Note payable, net of current	615,127	360,912
Due to related party, net of current	—	338,757
Security deposits payable	1,484,223	1,415,059
Lease liability, noncurrent	363,029	—
Other liabilities	2,950	—
Total non-current liabilities	2,465,329	2,114,728
Total liabilities	4,561,984	6,758,785

Stockholders’ equity (deficit):
Preferred stock - $0.0001 par value; 50,000,000 shares authorized; 2,000 Series X shares issued and outstanding at December 31, 2023 and December 31, 2022	—	—
Common stock - $0.0001 par value; 250,000,000 shares authorized; 13,406,480 and 6,000,000 issued and outstanding at December 31, 2023 and December 31, 2022, respectively	1,341	600
Additional paid-in capital	18,016,400	1,410,724
Accumulated deficit	(12,107,756)	(4,289,319)
Total stockholders’ equity (deficit) – La Rosa Holdings Corp. Shareholders	5,909,985	(2,877,995)
Noncontrolling interest in subsidiaries	3,857,076	—
Total stockholders’ equity (deficit)	9,767,061	(2,877,995)
Total liabilities and stockholders’ equity (deficit)	$14,329,045	$3,880,790

La Rosa Holdings Corp. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
	2023	2022
Revenue	$31,759,404	$26,203,921

Cost of revenue	28,918,236	23,678,819

Gross profit	2,841,168	2,525,102

Operating expenses:
Sales and marketing	359,717	415,770
General and administrative	4,473,340	3,883,856
Stock-based compensation — general and administrative	5,100,474	230,664
Total operating expenses	9,933,531	4,530,290

Loss from operations	(7,092,363)	(2,005,188)

Other income (expense)
Interest expense, net	(140,382)	(144,268)
Amortization of financing fees	(1,016,644)	(349,913)
Change in fair value of derivative liability	138,985	(120,599)
Forgiveness of debt	—	149,312
Other income, net	286,641	—
Loss before provision for income taxes	(7,823,763)	(2,470,656)
Benefit from income taxes	—	(150,000)
Net loss	(7,823,763)	(2,320,656)
Less: Net loss attributable to noncontrolling interests in subsidiaries	(5,326)	—
Net loss after noncontrolling interest in subsidiaries	(7,818,437)	(2,320,656)
Less: Deemed dividend	1,472,514	—
Net loss attributable to common stockholders	$(9,290,951)	$(2,320,656)

Loss per share of common stock attributable to common stockholders
Basic and diluted	$(1.27)	$(0.39)

Weighted average shares used in computing net loss per share of common stock attributable to common stockholders
Basic and diluted	7,293,033	6,000,000

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